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                                                              EXHIBIT (c)(6)

                                            September 25, 1997

Mr. James L. Kirk
Chairman, President and CEO
OHM Corporation
16406 U.S. Route 224 East
Findlay, OH 45840

Mr. Anthony J. DeLuca
President and CEO
International Technology Corporation
2790 Mosside Boulevard
Monroeville, PA 15146

Gentlemen:

        In connection with a possible negotiated transaction (the "Transaction") between OHM Corporation ("OHM") and International Technology Corporation ("ITX") (each, a "Disclosing Party" or "Recipient," as the case may be), OHM and ITX are each prepared to disclose to each other certain information which is non-public, confidential or proprietary in nature ("Evaluation Material").

        By execution of this letter agreement (the "Agreement"), each Recipient agrees to treat all Evaluation Material provided by the Disclosing Party confidentially (except as otherwise provided herein) and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all non-public confidential or proprietary in nature information, regardless of the form in which it is communicated or maintained (whether prepared by OHM, ITX or otherwise) that contains or otherwise reflects information concerning the Disclosing Party that the Recipient or its Representatives (as defined below) may be provided by or on behalf of the Disclosing Party or its Representatives in the course of its evaluation of a possible Transaction. The term "Evaluation Material" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). The terms and conditions of this Agreement shall not apply to those portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by the Recipient or any of its Representatives, (ii) were available to the Recipient on a non-confidential basis prior to the disclosure of such Evaluation Material to the Recipient pursuant to this Agreement, provided that the source of such information was not known by the Recipient or any of its Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its affiliates with respect to such material or (iii) become available on a non-confidential basis from a source other than the Disclosing Party or its agents, advisors or representatives provided that the source of such information was not known by the Recipient or any of its Representatives, after inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its affiliates with respect to such material.
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Page 2                                                      September 25, 1997


        The Recipient agrees that it will not use the Evaluation Material for any purpose other than determining whether it wishes to enter into a Transaction. The Recipient agrees not to disclose or allow disclosure to others of any Evaluation Material; except that the Recipient may disclose Evaluation Material to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives") to the extent necessary to permit such Representatives to assist in making the determination referred to in the prior sentence, provided, however, that the Recipient shall inform its Representatives of the confidential nature of the Evaluation Material. The Recipient's obligation of confidentiality and non-use hereunder shall expire 24 months after the last receipt of Evaluation Material.

        In addition, the Recipient will not make any disclosure that it is having or has had discussions concerning a Transaction, that it has received Evaluation Material or that it is considering a possible Transaction; provided that the Recipient may make such disclosure if it has received the opinion of counsel that such disclosure must be made in order that the Recipient not commit a violation of law and, prior to such disclosure, it promptly advises and consults with the Disclosing Party and its legal counsel concerning the information proposed to be disclosed.

        Although the Disclosing Party has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose set forth herein, neither of the Disclosing Parties nor any of their respective affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Furthermore, the Disclosing Party shall not be obligated to provide any information concerning pricing, cost or bidding, which in such party's or its counsel's opinion may involve or lead to involvement in violations of antitrust or procurement laws.

        In the event that the Recipient or anyone to whom the Recipient transmits any Evaluation Material in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, the Recipient will give the Disclosing Party prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Recipient will cooperate with the Disclosing Party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the relevant provisions of this Agreement, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the opinion of counsel, is legally required to be disclosed and, upon the Disclosing Party's request, use best efforts to obtain assurances that confidential treatment will be accorded to such information.

        If the Recipient decides that it does not wish to explore a possible Transaction, it will promptly notify Disclosing Party of that decision. In that case, or if the Disclosing Party shall elect at any time to terminate further access to the Evaluation Material for any reason, if the Disclosing Party requests in writing, the Recipient will promptly redeliver to the Disclosing Party all copies of
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Page 3                                                        September 25, 1997



the Evaluation Material and destroy all Notes. Notwithstanding the return or destruction of Evaluation Material and Notes, the Recipient and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

        The Recipient understands that the Disclosing Party shall have the right to reject or accept any proposal by the Recipient, for any reason whatsoever, in its sole discretion and neither the Disclosing Party nor any of its Representatives shall have any claims whatsoever against the other Disclosing Party or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than those against the parties to a definitive agreement in accordance with the terms thereof). Each party hereto agrees that unless and until a definitive agreement between OHM and ITX with respect to any Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such Transaction.

        Each Recipient agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it or its Representatives, that in addition to all other remedies, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Recipient further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Recipient or any of its Representatives have breached this letter agreement, the Recipient shall be liable and pay to the Disclosing Party the reasonable legal fees incurred by the Disclosing Party and its Representatives in connection with such litigation, including any appeal therefrom.

        All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of each Disclosing Party. You acknowledge that each Disclosing Party is intended to be benefited by this Agreement and that each Disclosing Party shall be entitled to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

        It is further understood and agreed that no failure or delay by either Disclosing Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

        Each of OHM and ITX hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter. Each hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to either party shall be effective service of process for any action, suit or proceeding brought against you in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be
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Page 4                                                        September 25, 1997


conclusive and binding upon either party and may be enforced in any court to whose jurisdiction either party is or may be subject, by suit upon such judgment.

        In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

        If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.


Agreed and accepted:

OHM Corporation                          International Technology Corporation

By: /s/                                  By: /s/ Anthony J. De Lucca
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Title: VP Comp Director                  Title:    CEO
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Date:    10/10/97                        Date:    Oct. 1, 1997
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